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                              AMENDED AND RESTATED
                            SUPPORT SERVICE AGREEMENT

     THIS AGREEMENT, dated May 20, 2009, by and between the parties as set forth in Schedule 1, attached hereto and incorporated by reference (designated collectively hereafter as the "Funds"), and VAN KAMPEN INVESTOR SERVICES INC. a Delaware corporation, (hereinafter referred to as "VKIS").

                                   WITNESSETH

     WHEREAS, each of the Funds is registered as an open end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, VKIS has the capability of providing certain shareholder and broker communication support services ("Communication Support Services") to the Funds, including but not limited to telephonic and written correspondence with shareholders and brokers; and

     WHEREAS, each Fund desires to utilize VKIS in the provision of such Communication Support Services; and

     WHEREAS, VKIS has agreed to provide and the Funds have agreed to receive from VKIS such Communication Support Services pursuant to this Agreement.

     NOW THEREFORE, in consideration of the promises and mutual covenants spelled out herein, it is agreed:

1. APPOINTMENT OF VKIS. As agent, VKIS shall provide each of the Funds the Communication Support Services as set forth in Paragraph 2 of this Agreement. VKIS accepts such appointment and agrees to furnish the Communications Support Services in return for the compensation provided in Paragraph 3 of this Agreement.

2. SERVICES TO BE PROVIDED. VKIS will provide the Funds the Communication Support Services set forth below:

     A. VKIS shall maintain a Shareholder Communications Broker Support Group (the "Service Staff") to timely respond to all telephonic, written and in person inquires and problems from brokers and their customers which are directed to the Funds' Houston, Texas office.

     B. VKIS shall hire persons for the Service Staff in numbers as it deems reasonably necessary to fulfill the terms of this Agreement.

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3. EXPENSES AND REIMBURSEMENT.

     A. Each Fund shall reimburse VKIS for such Communications Support Service expenses as follows:

          (1) All salary and other wages, bonuses, group insurance, taxes, travel and other actual expenses paid to or on behalf of the personnel in the Service Staff;

          (2) All general overhead expenses attributable to the Service Staff including, but not limited to rent, furnishings and utilities;

          (3) All other out of pocket expenses, including but not limited to the following;

               a) postage;

               b) the cost of the following equipment (including maintenance thereof) and services used for communicating with the shareholders of the Funds, the Funds' transfer agent (and its agents) or other agents of either the Funds or VKIS: printed forms, letters or other written materials; long distance telephone calls (both incoming and outgoing), data and other telephone lines; data circuit interface equipment; printing services and computer line printers;

               c) the cost of equipment (including maintenance thereof) used to microfilm, record, index, display and retrieve documents;

               d) the cost of computers (including maintenance thereof);

               e) the cost of equipment used to record and play back telephone conversations; and

               f) the cost of third-party vendors contracted by VKIS to provide the equipment (and maintenance thereof) and services listed above.

     B. The Communications Support Services expenses shall be allocated among the Funds on a pro-rata basis, to be determined by assets under management, and will be paid by VKIS and reimbursed by the Funds quarterly. VKIS will tender to each Fund quarterly a statement certifying the total Support Services expenses expended, and the portion to be reimbursed to VKIS by such Fund.

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     C. Except as provided in this Section 3, VKIS will receive no other compensation in connection with Communication Support Services rendered in accordance with this Agreement, and VKIS will be responsible for all other expenses relating to the providing of the Communication Support Services.

4. MAINTENANCE OF RECORDS. All records maintained by VKIS in connection with the performance of its duties under this Agreement will remain the property of the Funds and will be preserved by VKIS for the periods prescribed in Section 31 of the 1940 Act and the rules thereunder or such applicable rules that may be adopted from time to time under the 1940 Act. In the event of termination of the Agreement, such records will be promptly delivered to the Funds. Such records may be inspected by the Funds at reasonable times.

5. LIABILITY OF VKIS. VKIS shall not be liable to any Fund for any action taken or anything done by it or its agents or contractors on behalf of such fund in carrying out the terms and provisions of the Agreement if done in good faith and without gross negligence or misconduct on the part of VKIS, its agents or contracts.

6. INDEMNIFICATION BY FUNDS. Each Fund will indemnify and hold VKIS harmless from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by VKIS resulting from: (A) any claim, demand, action or suit in connection with VKIS's acceptance of this Agreement; (B) any action or omission by VKIS in the performance of its duties hereunder; (C) VKIS's acting upon instructions believed by it to have been executed by a duly authorized officer of the Fund; or (D) VKIS's acting upon information provided by the Fund in form and under policies agreed to by VKIS and the Fund. VKIS shall not be entitled to such indemnification in respect of actions or omissions constituting gross negligence or willful misconduct of VKIS or its actions or contractors. Prior to confessing any claims against it which may be subject to this indemnification, VKIS shall give the Fund reasonable opportunity to defend against said claim in its own name or in the name of VKIS.

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7. INDEMNIFICATION BY VKIS. VKIS will indemnify and hold harmless each Fund from all loss, cost, damage and expense, including reasonable expenses for legal counsel, incurred by VKIS resulting from any claim, demand, action or suit arising out of VKIS's failure to comply with the terms of this Agreement or which arises out of the gross negligence or willful misconduct of VKIS or its agents or contractors. The Fund shall not be entitled to such indemnification in respect of actions or omissions constituting gross negligence or misconduct of such Fund or its agents or contractors; provided, that such gross negligence or misconduct is not attributable to VKIS, its agents or contractors. Prior to confessing any claim against it which may be subject to this indemnification, the Fund shall give VKIS reasonable opportunity to defend against said claim in its own name or in the name of such Fund.

8. FURTHER ASSURANCES. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

9. DUAL INTEREST. It is understood that some person or persons may be directors, trustees, officers, or shareholders of both the Funds and VKIS (including VKIS's affiliates), and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided by a specific provision of applicable law.

10. EXECUTION, AMENDMENT AND TERMINATION. The term of this Agreement shall begin as of the date hereof, and unless sooner terminated as herein provided, this Agreement shall remain in effect from year to year if such continuation is specifically approved at least annually by the Board of Trustees of each Fund, including a majority of the independent Trustees of each Fund. This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto and may be terminated by at least sixty (60) days' written notice given by one party to the others. Upon termination hereof, each Fund shall pay to VKIS such compensation as may be due as of the date of such termination and shall likewise reimburse VKIS for its costs, expenses and disbursements payable under

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this Agreement to such date. This Agreement may be amended in the future to include as additional parties to the Agreement other investment companies for which VKIS, any subsidiary or affiliate serves as investment advisor or distributor.

11. ASSIGNMENT. Any interest of VKIS under this Agreement shall not be assigned or transferred, either voluntarily or involuntarily by operation of law or otherwise, without the prior written consent of the Funds. This Agreement shall automatically and immediately terminate in the event of its assignment without the prior written consent of the Funds.

12. NOTICE. Any notice under this Agreement shall be in writing, addressed and delivered or sent by registered or certified mail, postage prepaid, to the other parties at such address as such other parties may designate for the receipt of such notices. Until further notice to the other parties, it is agreed that for this purpose the address of each Fund is 522 Fifth Ave., New York, NY 10036,
Attention: General Counsel.

13. INTERPRETIVE PROVISIONS. In connection with the operation of the Agreement, VKIS and the Funds may agree from time to time on such provisions interpretative of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement.

14. STATE LAW. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

15. CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

VAN KAMPEN INVESTOR SERVICES INC.


BY: /s/ Joseph Pollaro
    ---------------------------------
    Joseph Pollaro, Managing Director


ALL OF THE PARTIES SET FORTH IN SCHEDULE 1
ATTACHED HERETO


BY: Edward C. Wood III
    ---------------------------------
    Edward C. Wood III, President and
    Principal Executive Officer


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                                   SCHEDULE 1

                         Van Kampen High Income Trust II
                           Van Kampen Municipal Trust
                     Van Kampen Ohio Quality Municipal Trust
                     Van Kampen Trust For Insured Municipals
                Van Kampen Trust For Investment Grade Municipals
           Van Kampen Trust For Investment Grade New Jersey Municipals
            Van Kampen Trust For Investment Grade New York Municipals
                     Van Kampen Municipal Opportunity Trust
               Van Kampen California Value Municipal Income Trust
              Van Kampen Massachusetts Value Municipal Income Trust
              Van Kampen Pennsylvania Value Municipal Income Trust
                 Van Kampen Advantage Municipal Income Trust II
                              Van Kampen Bond Fund
                  Van Kampen Dynamic Credit Opportunities Fund